EXHIBIT 10.24
December 29, 2010
Maria Perrin
HMS Holdings Corp.
401 Park Avenue South
New York, NY 10016
Dear Maria:
     You and HMS Holdings Corp. (the “Company”), through assignment from Health Management Systems, Inc., are parties to an offer letter dated March 22, 2007 that sets forth certain terms of your employment with the Company (the “Offer Letter”). We have agreed to certain amendments to the Offer Letter set forth below to correct document failures in the Offer Letter under Section 409A of the Internal Revenue Code of 1986, as amended, pursuant to Internal Revenue Service Notice 2010-6, 2010-3 IRB 275 (“Notice 2010-6”). In accordance with Notice 2010-6, the amendments will have an effective date of March 26, 2010 (because January 1, 2009 would be before the initial contract date).
Except as set forth below, your Offer Letter shall remain in full force and effect.
1. Section 8 of the Offer Letter shall be replaced in its entirety with the following:
“If you are involuntarily terminated by the Company for any reason other than cause (as “involuntary termination” is defined under Section 409A), the Company will provide salary and medical/dental benefit continuation (to the extent post-employment participation is permitted by its benefit plans and programs) for six months. To receive any severance benefits provided for under this Offer Letter, you must deliver to the Company a severance agreement and release on the form the Company provides to you, which release must become irrevocable within 60 days following the date of your termination of employment or such earlier date as the release specifies. Severance pay will be paid or commence in the first regular payroll beginning after the release becomes effective, subject to any delays required by Section 12 to this Offer Letter; provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year.”
2. A new Section 12 shall be added to the Offer Letter to read:
“Withholding; Section 409A
a.	Withholding. All payments hereunder shall be subject to any and all applicable withholdings and taxes.

b.	Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

c.	General 409A Principles. For purposes of this Agreement, a termination of employment will mean a “separation from service” as defined in Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

d.	Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company’s procedures (generally within 45 days after you have submitted appropriate documentation) and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
Signatures on Page Following

Signature Page
Sincerely,
HMS Holdings Corp.

By:	/s/ David Schmid
Title: VP of Human Resources
     The foregoing correctly sets forth the terms of my continued employment with the Company. I am not relying on any representations other than as set out in the Offer Letter and the amendment thereto set forth above. I have been given a reasonable amount of time to consider this amendment and to consult an attorney and/or advisor of my choosing. I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Maria Perrin Maria Perrin	Date: December 31, 2010